Exhibit 99.1

                  SUREWEST REPORTS THIRD QUARTER 2006 RESULTS

                     NET INCOME IMPROVES OVER SECOND QUARTER

    ROSEVILLE, Calif., Nov. 3 /PRNewswire-FirstCall/ -- Leading independent telecommunications holding company SureWest Communications (Nasdaq: SURW) announced operating results today for the quarter ended September 30, 2006. Highlights from the most recent quarter with comparisons to the third quarter of 2005 include:

    -- Consolidated revenues up 2%, to $56.9 million; consolidated net income up 10%, to $2.2 million
    -- Consolidated Operating EBITDA up 11%, to $20.7 million, with EBITDA margin improvement from 33% to 36%
    -- Broadband segment revenues up 17%, to $15.2 million
    -- Consolidated capital expenditures reduced 5%, to $12.8 million

    The Company results also reflect sequential improvements over the second quarter of 2006. Revenues increased 2% from $55.6 million to $56.9 million, and net income improved 54% from $1.4 million to $2.2 million. Consolidated Operating EBITDA increased 8%, from $19.2 million to $20.7 million.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20050908/SFSUREWESTLOGO)

    "We are pleased to report improvements in the third quarter of 2006 compared to the prior year. More important is the sequential revenue trend in all lines of business for the third quarter, with the second and third quarters typically being our strongest quarters of the year," commented Steve Oldham, SureWest's president and chief executive officer. "Telecom, Broadband and Wireless segments all reported increased revenues in the third quarter compared to the second quarter. Coupled with an ongoing focus on expense control, we increased net income by more than 50% over last quarter.

    "Third quarter revenue growth resulted in part from improvements made in the sales organization late in the second quarter. We anticipate continuing to see the positive impact of these changes as we refine hiring and training plans and align our compensation plans to provide the sales team with the tools they need to drive top-line revenue growth."

    Consolidated Results

    Third quarter consolidated revenues were $56.9 million, a 2% increase over the year earlier period. On a sequential basis, all segments -- Telecom, Broadband and Wireless -- contributed to the positive trend in increasing revenues.

    Operating expense results, exclusive of depreciation and amortization, declined to $36.2 million, a 2% reduction over the prior year period, continuing to reflect the impacts of company-wide operating efficiency initiatives. On a sequential basis the decrease from the second quarter is a further indication of a continuation of this trend.

    Operating earnings before interest, taxes, depreciation and amortization (defined as Operating EBITDA and reconciled to GAAP results in the accompanying tables) topped $20 million for the third quarter, an increase of $2.1 million over the third quarter of 2005 and a sequential increase of almost 8%.

    Consolidated net income increased to $2.2 million for the third quarter of 2006, a 10% increase over the prior year period, and a sequential increase of 54%. Net income per share for the quarter was $0.15, up from $0.13 per share in the third quarter of 2005.

    Business Segment Results

    "Third quarter subscriber metrics reflect the success of our efforts over the last few months," stated Fred Arcuri, SureWest's senior vice president and chief operating officer. "We rolled out new digital video packages, which were greeted with strong acceptance. These packages provide us with an opportunity to appeal to a broader number of potential customers. Digital video subscribers increased by 5% during the third quarter and subscribers to our hyper-speed data products increased by 3% in that same short time period.

    "Although total Wireless subscriber counts are down, contract subscribers have increased by 2% over the prior year and 1% in the third quarter. As we move away from pre-paid options, we lose that small segment of our customer base, but the long-term impact is positive to EBITDA and net income because of the high costs associated with maintaining pre-paid customers."

    Telecom Segment

    Telecom segment third quarter revenues of $33.1 million represented a 2% decline over the prior year period, but a sequential increase of almost 3%. The sequential increase was due in part to increases in network access and long distance revenues. These increases were offset by a decline in local service revenues consistent with a decrease in access lines. Residential access lines continue to decline slightly due to DSL penetration and wireless substitution, but this reduction was offset to some degree by the growth in business access lines.

    Operating expenses, exclusive of depreciation and amortization, decreased 12% over the year earlier period, to $18.8 million and remained essentially
flat on a sequential basis.   Expense decreases over the prior year were due
in part to reduced labor and related expenses resulting from lower employee counts as well as the outsourcing of operator services functions, which occurred in the first quarter of 2006.

    Operating EBITDA increased to $21.8 million, 8% higher than the third quarter of 2005 and 4% higher on a sequential basis. Quarterly net income in the Telecom segment was $9.1 million, an increase of $1.1 million over the year earlier period and a sequential increase of nearly 6%.

    Broadband Segment

    Total subscribers in the Broadband segment increased to more than 55,000 subscribers at September 30, 2006, a 15% increase over the year earlier date. Average Revenue Per User (ARPU) is an average of composite revenues provided by subscribers on the fiber network who are offered a triple play of voice, digital video and hyper-speed data and subscribers on the copper network who are offered DSL service and, in some cases, digital video. Third quarter ARPU was $76.12, a 3% increase over the third quarter of 2005 and a sequential increase of almost 3%. The increase in ARPU was partially the result of the acceptance of HDTV, first introduced late in 2005. Subscribers to HDTV increased 33% during the third quarter.

    Third quarter Broadband segment revenues of $15.2 million, an increase of $2.2 million or 17% over the year earlier period, were the result of the increased subscriber base, and increased ARPU and Revenue Generating Units.

    Operating expenses, exclusive of deprecation and amortization, increased 7% over the third quarter of 2005, consistent with the increase in content and other cost of sales associated with a larger subscriber base, offset by reduced labor and related expenses associated with lower employee counts. Operating expenses were down slightly on a sequential basis.

    Operating EBITDA improved by $1.2 million, or 82%, in the third quarter of 2006 compared to the third quarter of 2005, and by 73% sequentially. The Broadband segment was essentially EBITDA break-even in the third quarter of 2006. The segment reported a net loss of $4.5 million for the third quarter of 2006, an increase of $0.6 million over the third quarter of 2005, due to increased depreciation expense of $1.8 million during the quarter.

    Wireless Segment

    Wireless segment subscriber counts were affected in the third quarter of 2006 by the decision to discontinue the pre-paid calling plan option. Customers with a pre-paid plan may continue that plan, but new subscribers are not offered the pre-paid option. While this is reducing pre-paid subscriber counts, contract subscribers have increased by 2% over the prior year period and more than 1% sequentially.

    Wireless segment revenues for the third quarter totaled $8.6 million, a decline of 3% over the prior year period, but an increase of more than 2% sequentially. The decline over the prior year was consistent with the decline in total wireless subscribers. Third quarter 2006 Wireless segment operating expenses, exclusive of depreciation and amortization, increased 5% compared to the prior year period and 3% sequentially. The increase was due primarily to higher cost of sales expense on equipment sales and increased marketing and advertising expenses.

    Operating EBITDA declined both sequentially and compared to the prior year period, as a result of the increase in operating expenses. The Wireless segment reported a net loss of $2.5 million for the third quarter of 2006, an increase of 15% over the prior year and 2% sequentially.

    Capital Expenditures

    SureWest capital expenditures were $12.8 million in the current quarter, a decrease of 5% over the same period last year and essentially flat on a sequential basis. The company has consciously targeted its capital commitments since 2004 to concentrate on success-based capital projects, slowing the pace in growth of new marketable homes. Full-year 2006 capital expenditures are expected to be under $60 million, with approximately
$20 million dedicated to support the planned fiber network build out and up to $30 million to be driven by new customer demand.

    SureWest paid $3.7 million in dividends in the third quarter of 2006, representing a quarterly payment of $0.25 per share.

    Conference Call and Webcast

    SureWest Communications will provide details about its results and business strategy on Friday, November 3, 2006 at 11:00 a.m. Eastern Time. A simultaneous live webcast of the call will be available at www.surw.com and will be archived shortly after the conclusion of the call for replay through the fourth quarter of 2006. Additionally, a telephone replay of the call will be available through Thursday, November 9, 2006 by dialing (888) 286-8010 and entering passcode 80525257.

    About SureWest

    Serving the Northern California region for more than 90 years, SureWest Communications ( www.surewest.com ) is one of the nation's leading integrated communications providers. SureWest's bundled offerings include an array of advanced digital video, high-speed Internet, local and long distance telephone, PCS wireless and directories services. SureWest's fiber-to-the-premise IP-based network features high-definition video and Internet speeds of up to 20Mbps.

    Safe Harbor Statement

    Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as may, will, should, expect, plan, anticipate, or project or the negative of those words or other comparable words. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.

    Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to: advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in the financial stability of other telecommunications providers who are customers of the company, changes in competition in markets or businesses in which the company operates, adverse circumstances affecting the economy in California in general, and in the Sacramento, California Metropolitan area in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, and pending and future litigation.

    Contact:
    Karlyn Oberg
    Director of Investor Relations
    916-786-1799
    k.oberg@surewest.com

                             SUREWEST COMMUNICATIONS
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)
                (Amounts in thousands, except per share amounts)

                                            Quarter Ended     Quarter Ended
                                               Sept. 30,        Sept. 30,            %
                                                 2006             2005             Change
                                           ---------------   ---------------   ---------------
Operating revenues:
  Telecom                                  $        33,096   $        33,758                -2%
  Broadband                                         15,225            12,979                17%
  Wireless                                           8,561             8,832                -3%
                                           ---------------   ---------------   ---------------
    Total operating revenues                        56,882            55,569                 2%

Operating expenses:
  Cost of services and products
    (exclusive of depreciation and
     amortization)                                  19,528            19,681                -1%
  Customer operations and selling                    8,645             8,385                 3%
  General and administrative                         8,027             8,954               -10%
  Depreciation and amortization                     15,306            13,752                11%
                                           ---------------   ---------------   ---------------
    Total operating expenses                        51,506            50,772                 1%
                                           ---------------   ---------------   ---------------

Income from operations                               5,376             4,797                12%

Other income (expense):
  Interest income                                      173                44               293%
  Interest expense                                  (1,797)           (1,459)               23%
  Other, net                                          (140)             (170)              -18%
                                           ---------------   ---------------   ---------------
    Total other income (expense), net               (1,764)           (1,585)               11%
                                           ---------------   ---------------   ---------------

Income before income taxes                           3,612             3,212                12%

Income tax expense                                   1,455             1,252                16%
                                           ---------------   ---------------   ---------------
Net income                                 $         2,157   $         1,960                10%
                                           ===============   ===============   ===============

Earnings per share:
  Basic and diluted earnings per
   share                                   $          0.15   $          0.13                15%
                                           ===============   ===============   ===============

Dividends per share                        $          0.25   $          0.25
                                           ===============   ===============

Shares of common stock used to
 calculate earnings per share:
    Basic                                           14,546            14,548
                                           ===============   ===============
    Diluted                                         14,647            14,659
                                           ===============   ===============

                             SUREWEST COMMUNICATIONS
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)
                (Amounts in thousands, except per share amounts)

                                             Nine Months       Nine Months
                                                Ended             Ended
                                              Sept. 30,         Sept. 30,            %
                                                2006              2005             Change
                                           ---------------   ---------------   ---------------
Operating revenues:
  Telecom                                  $        97,173   $       101,179                -4%
  Broadband                                         44,130            36,680                20%
  Wireless                                          25,517            25,764                -1%
                                           ---------------   ---------------   ---------------
    Total operating revenues                       166,820           163,623                 2%

Operating expenses:
  Cost of services and products
    (exclusive of depreciation and
     amortization)                                  57,447            58,082                -1%
  Customer operations and selling                   26,544            25,832                 3%
  General and administrative                        24,862            27,595               -10%
  Depreciation and amortization                     44,805            39,851                12%
                                           ---------------   ---------------   ---------------
    Total operating expenses                       153,658           151,360                 2%
                                           ---------------   ---------------   ---------------

Income from operations                              13,162            12,263                 7%

Other income (expense):
  Interest income                                      354               183                93%
  Interest expense                                  (5,106)           (4,083)               25%
  Other, net                                          (519)             (249)              108%
                                           ---------------   ---------------   ---------------
    Total other income (expense), net               (5,271)           (4,149)               27%
                                           ---------------   ---------------   ---------------

Income before income taxes                           7,891             8,114                -3%

Income tax expense                                   3,131             3,164                -1%
                                           ---------------   ---------------   ---------------
Net income                                 $         4,760   $         4,950                -4%
                                           ===============   ===============   ===============

Earnings per share:
  Basic                                    $          0.33   $          0.34                -3%
                                           ===============   ===============   ===============
  Diluted                                  $          0.32   $          0.34                -6%
                                           ===============   ===============   ===============

Dividends per share                        $          0.75   $          0.75
                                           ===============   ===============

Shares of common stock used to
 calculate earnings per share:
    Basic                                           14,567            14,544
                                           ===============   ===============
    Diluted                                         14,669            14,637
                                           ===============   ===============

                             SUREWEST COMMUNICATIONS
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                             (Amounts in thousands)

                                                 September 30,    December 31,
                                                     2006             2005
                                                --------------   --------------
ASSETS
  Current assets:
    Cash and cash equivalents                   $       12,208   $        7,633
    Short-term investments                                 667              617
    Accounts receivable, net                            22,830           23,234
    Income taxes receivable                                234               --
    Inventories                                          6,462            5,626
    Deferred directory costs                             4,325            5,130
    Prepaid expenses                                     4,342            3,918
    Deferred income taxes                               13,597           14,502
                                                --------------   --------------
  Total current assets                                  64,665           60,660

  Property, plant and equipment, net                   373,044          381,075

  Intangible and other assets:
    Wireless licenses, net                              13,566           13,566
    Goodwill                                             2,171            2,171
    Intangible asset relating to
     pension plans                                         456              456
    Intangible asset relating to
     favorable operating leases, net                       330              393
    Deferred charges and other assets                    1,019              708
                                                --------------   --------------
                                                        17,542           17,294
                                                --------------   --------------
                                                $      455,251   $      459,029
                                                ==============   ==============

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
    Short-term borrowings                       $           --   $       30,000
    Current portion of long-term debt
     and capital lease obligations                       3,642            3,669
    Accounts payable                                     2,317            3,634
    Other accrued liabilities                           19,201           20,496
    Current portion of contractual
     shareable earnings obligations                      2,017            2,932
    Estimated shareable earnings
     obligations                                            73              293
    Advance billings and deferred
     revenues                                            9,810            9,730
    Accrued income taxes                                    --            1,015
    Accrued pension benefits                             7,806            7,615
    Accrued compensation                                 5,023            5,772
                                                --------------   --------------
  Total current liabilities                             49,889           85,156

  Long-term debt and capital lease
   obligations                                         125,469           85,473
  Long-term contractual shareable
   earnings obligations                                  2,329            3,695
  Deferred income taxes                                 40,640           40,398
  Other liabilities and deferred
   revenues                                             13,974           12,556

  Commitments and contingencies

  Shareholders' equity:
    Common stock, without par value;
     100,000 shares authorized, 14,456 and
     14,629 shares issued and
     outstanding at September 30,
     2006 and December 31, 2005,
     respectively                                      157,926          164,598
    Deferred stock-based compensation                       --           (2,255)
    Accumulated other comprehensive
     loss                                               (4,846)          (4,909)
    Retained earnings                                   69,870           74,317
                                                --------------   --------------
  Total shareholders' equity                           222,950          231,751
                                                --------------   --------------
                                                $      455,251   $      459,029
                                                ==============   ==============

                  OPERATING EBITDA RECONCILIATION TO NET INCOME
                                   (Unaudited)
                             (Amounts in thousands)

                                                         Quarter Ended September 30, 2006
                                           ---------------------------------------------------------
                                             Telecom       Broadband       Wireless        Consol
                                           ------------   ------------   ------------   ------------
Net income/(loss)                          $      9,088   $     (4,466)  $     (2,465)  $      2,157

Add back : Income Taxes                           6,288         (3,120)        (1,713)         1,455

Less : Other Income/(Expense)                       (37)        (1,333)          (394)        (1,764)

Add back : Depreciation & Amortization            6,323          5,986          2,997         15,306
                                           ------------   ------------   ------------   ------------
Operating EBITDA (1)                       $     21,736   $       (267)  $       (787)  $     20,682
                                           ============   ============   ============   ============

                                                         Quarter Ended September 30, 2005
                                           ---------------------------------------------------------
                                             Telecom       Broadband       Wireless        Consol
                                           ------------   ------------   ------------   ------------
Net income/(loss)                          $      7,954   $     (3,851)  $     (2,143)  $      1,960

Add back : Income Taxes                           5,434         (2,691)        (1,491)         1,252

Less : Other Income/(Expense)                      (200)          (848)          (537)        (1,585)

Add back : Depreciation & Amortization            6,552          4,215          2,985         13,752
                                           ------------   ------------   ------------   ------------
Operating EBITDA (1)                       $     20,140   $     (1,479)  $       (112)  $     18,549
                                           ============   ============   ============   ============

(1) Operating EBITDA represents net income (loss) excluding amounts for income taxes, depreciation and amortization and all other non-operating income/expenses, and is a common measure of operating performance in the telecommunications industry. Operating EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net income as a measure of performance.

                  OPERATING EBITDA RECONCILIATION TO NET INCOME
                                   (Unaudited)
                             (Amounts in thousands)

                                                         Nine Months Ended September 30, 2006
                                           ---------------------------------------------------------
                                              Telecom       Broadband       Wireless       Consol
                                           ------------   ------------   ------------   ------------
Net income/(loss)                          $     25,906   $    (14,332)  $     (6,814)  $      4,760

Add back : Income Taxes                          17,880        (10,014)        (4,735)         3,131

Less : Other Income/(Expense)                      (293)        (3,818)        (1,160)        (5,271)

Add back : Depreciation &
 Amortization                                    18,964         16,904          8,937         44,805
                                           ------------   ------------   ------------   ------------
Operating EBITDA (1)                       $     63,043   $     (3,624)  $     (1,452)  $     57,967
                                           ============   ============   ============   ============

                                                         Nine Months Ended September 30, 2005
                                           ---------------------------------------------------------
                                             Telecom        Broadband       Wireless       Consol
                                           ------------   ------------   ------------   ------------
Net income/(loss)                          $     23,333   $    (11,834)  $     (6,549)  $      4,950

Add back : Income Taxes                          15,994         (8,278)        (4,552)         3,164

Less : Other Income/(Expense)                      (573)        (2,179)        (1,397)        (4,149)

Add back : Depreciation &
 Amortization                                    18,910         11,846          9,095         39,851
                                           ------------   ------------   ------------   ------------
Operating EBITDA (1)                       $     58,810   $     (6,087)  $       (609)  $     52,114
                                           ============   ============   ============   ============

(1) Operating EBITDA represents net income (loss) excluding amounts for income taxes, depreciation and amortization and all other non-operating income/expenses, and is a common measure of operating performance in the telecommunications industry. Operating EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net income as a measure of performance.

                            SUREWEST COMMUNICATIONS
                           SELECTED OPERATING METRICS

                                                      As of and for the quarter ended
                                            -----------------------------------------------------
                                             September 30,      September 30,          Pct
                                                 2006               2005              Change
                                            ---------------    ---------------    ---------------
LINE SUMMARY
Telecom access lines                                126,349            130,000                 -3%
Broadband access lines (1)                           20,135             16,939                 19%
Total SureWest access lines                         146,484            146,939                  0%

TELECOM
Access lines                                        126,349            130,000                 -3%
Voice-grade equivalents (2)                         387,400            373,100                  4%
Long distance lines                                  56,774             51,213                 11%
Long distance penetration                              44.9%              39.4%                14%

BROADBAND
Total subscribers                                    55,183             48,123                 15%
Revenue-generating units (RGUs) (3)                  89,084             75,872                 17%
  Data RGUs                                          52,777             45,354                 16%
  Voice RGUs                                         17,729             14,764                 20%
  Video RGUs                                         18,578             15,754                 18%
Average revenue per customer                $         76.12    $         73.88                  3%
Fiber marketable homes                               96,181             84,546                 14%
Fiber marketable homes penetration (4)
                                                       22.9%              22.5%                 2%
DSL marketable homes (5)                             91,830                 na                 nm
DSL marketable homes penetration (5)                   33.2%                na                 nm
Total marketable homes                              188,011                 na                 nm
Total marketable homes penetration                     26.3%                na                 nm
Total churn                                             1.3%               1.5%               -10%
Business access lines                                 2,406              2,175                 11%
Business voice-grade equivalents (2)                735,500            625,200                 18%

WIRELESS
Total subscribers                                    52,393             53,818                 -3%
  Contract subscribers                               50,389             49,374                  2%
POPs                                              3,532,000          3,532,000                  0%
POPs covered                                      2,759,000          2,759,000                  0%
Net contract additions                                  554                595                 -7%
Net non-contract additions                           -1,454               -138               -954%
Contract churn (6)                                     3.28%              2.93%                12%
ARPU                                        $         49.51    $         50.17                 -1%

    (1) The sum of Broadband Business access lines and Fiber voice RGUs.

    (2) Voice-grade equivalents (VGEs) are calculated by dividing the capacity of all circuits in use by 64 kilobits (bandwidth representing a voice access line), excluding ethernet service and Broadband Fiber Data RGUs. DSL VGEs are counted as two 64 kbps channels.

    (3) Revenue-generating units (RGUs) are the sum of all primary digital video, telephony and high-speed data connections, excluding additional units, with the exception of DSL subscribers for which telephony units are included in Telecom Access Lines.

    (4) Fiber marketable home penetration is calculated on residential marketable homes passed and residential Fiber subscribers. The total Fiber subscribers also includes 363 and 219 Small-Medium Enterprise customers in 2006 and 2005, respectively, which are not included in the penetration rate.

    (5) na indicates information is not available; nm indicates information is not measurable

    (6) Quarterly turnover in contract customers (total contract customer disconnects divided by sum of monthly average contract subscribers). Churn calculation methodology changed in 2006. Q3 2005 has been restated consistent with the 2006 methodology.

SOURCE  SureWest Communications
    -0-                             11/03/2006
    /CONTACT: Karlyn Oberg, Director of Investor Relations of SureWest Communications, +1-916-786-1799, or k.oberg@surewest.com/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20050908/SFSUREWESTLOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk photodesk@prnewswire.com/
    /Web site:  http://www.surewest.com/